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Exhibit (a)(2)(I)

NovaGold Files Lawsuit Claiming Barrick Has Violated U.S. Securities Laws

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  NovaGold alleges Barrick misstates ownership of Donlin Creek

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  Seeks temporary suspension of hostile offer

August 25, 2006 - Vancouver, British Columbia - NovaGold Resources Inc. (TSX: NG, AMEX: NG) announced today that it has filed a lawsuit against Barrick Gold Corporation (TSX: ABX, NYSE: ABX) ("Barrick") in the United States District Court for the District of Alaska. The lawsuit alleges that Barrick has violated United States securities laws by making material misstatements with respect to Barrick's interest in NovaGold's Donlin Creek project in Alaska. NovaGold currently holds a 70% interest in the venture through its subsidiary NovaGold Alaska; Barrick holds a 30% interest through its subsidiary Placer Dome U.S. Inc.

Barrick has repeatedly stated that it will earn a 70% interest (reducing NovaGold's stake to 30%) by satisfying contractual back-in requirements on or before November 12, 2007. The lawsuit alleges that these statements are false and that Barrick cannot satisfy those requirements. The lawsuit seeks a temporary restraining order suspending Barrick's unsolicited tender offer to acquire NovaGold pending an accelerated judgment by the court regarding what actions are necessary for Barrick to satisfy those requirements. NovaGold is asking the court to order that the requirements include certain milestones (such as completion of an environmental impact statement, a bankable feasibility study and a construction decision by Placer Dome U.S.'s board) that NovaGold believes cannot be met by the contractual deadline of November 12, 2007.

"We believe it is critical that NovaGold's shareholders be provided with full and accurate information regarding Barrick's tender offer. We also believe that Barrick's hostile offer is an attempt to circumvent the outcome that NovaGold will retain its 70% interest in the Donlin Creek project when Barrick fails to meet its contractual milestones," said Rick Van Nieuwenhuyse, NovaGold's President and CEO. "We are confident that the court will find in NovaGold's favour and that Barrick will be required to acknowledge NovaGold's 70% interest in Donlin Creek. We look forward to a prompt determination of the issue so that the tender offer can proceed on a fair basis."

ABOUT NOVAGOLD

NovaGold Resources Inc. owns 70% of the Donlin Creek gold project in Alaska, one of the world's largest gold deposits. The Company is rapidly advancing toward production at its 100%-owned Galore Creek copper-gold project in northwestern British Columbia, and expects to achieve production in mid-2007 at its 100%-owned Nome Operations in Alaska, which include Rock Creek, Big Hurrah and Nome Gold. Also in Alaska, NovaGold is earning a 51% interest as manager of the high-grade Ambler copper-zinc-silver-gold project in partnership with Rio Tinto. NovaGold is well financed with no long-term debt, and has one of the largest resource bases of any exploration or development-stage precious metals company. NovaGold trades on the TSX and AMEX under the symbol NG. More information is available online at: www.novagold.net or by e-mail at: info@novagold.net.

MORE INFORMATION AND WHERE TO FIND IT

On August 14, 2006 NovaGold filed its Directors' Circular and its recommendation statement in which the NovaGold Board of Directors recommended that shareholders reject the August 4, 2006 hostile offer from Barrick Gold Corporation (NYSE, TSX: ABX). The Circular describes the reasons for the Board's recommendation that shareholders reject the Barrick Offer. Investors and shareholders are strongly advised to read the Directors' Circular and recommendation statement, as well as any amendments and supplements to those documents, because they contain important information. Investors and shareholders may obtain a copy of the Directors' Circular at www.sedar.com or the recommendation statement from the United States Securities and Exchange Commission at www.sec.gov. Free copies of these documents can also be obtained by directing a request to NovaGold at Suite 2300, 200 Granville Street, Vancouver, British Columbia, Canada V6C 1S4, telephone (604) 669-6227, Attn: Corporate Secretary. More information is available online at: www.novagold.net or by e-mail at: info@novagold.net.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding future developments in or the outcome of NovaGold's litigation with Barrick and Barrick's tender offer for all of the outstanding shares of NovaGold's capital stock, are forward-looking statements. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NovaGold's expectations include uncertainties involved in litigation, including litigation concerning Barrick and the Donlin Creek property; uncertainties arising out of Barrick's management of the Donlin Creek property and disagreements with Barrick with respect thereto, and other risks and uncertainties disclosed under the heading "Caution Regarding Forward-Looking Statements" in NovaGold's Directors' Circular and under the heading "Risk Factors" and elsewhere in NovaGold's Annual Information Form for the year ended November 30, 2005, filed with the Canadian securities regulatory authorities and NovaGold's annual report on Form 40-F filed with the United States Securities and Exchange Commission.

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CONTACTS

Investors:

Don MacDonald, CA
Senior Vice President & CFO
(604) 669-6227 or 1-866-669-6227

Greg Johnson
Vice President, Corporate Communications and Strategic Development
(604) 669-6227 or 1-866-669-6227

Mike Brinn
Innisfree M&A Incorporated
(212) 750-5833 Media:

Media:

Peter Aterman
Lute and Company
(416) 929-5883

Matt Sherman / Jamie Moser
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

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  Exhibit (a)(2)(I)
NovaGold Files Lawsuit Claiming Barrick Has Violated U.S. Securities Laws